Exhibit 99.2

Popular Announces Early Termination of FDIC Shared-Loss Agreements

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 23, 2018--Popular, Inc. (“Popular") (NASDAQ:BPOP), parent company for Banco Popular de Puerto Rico (“Banco Popular”), announced today that, on May 22, 2018, Banco Popular entered into a Termination Agreement (the “Termination Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) to terminate all Shared-Loss Agreements in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank Puerto Rico through an FDIC-assisted transaction in 2010 (the “FDIC Transaction”).

As a result of the Termination Agreement, assets that were covered by the Shared-Loss Agreements, including covered loans in the amount of approximately $514.6 million and covered real estate owned assets in the amount of approximately $15.3 million as of March 31, 2018, will be reclassified as non-covered. Banco Popular will now recognize entirely all future credit losses, expenses, gains, and recoveries related to the formerly covered assets with no offset due to or from the FDIC.

Under the terms of the Termination Agreement, Banco Popular made a payment of approximately $23.7 million to the FDIC as consideration for the termination of the Shared-Loss Agreements. Popular is expected to record a pre-tax gain of approximately $95.0 million, calculated based on the difference between the Termination Payment and the estimated net obligation due to the FDIC as of March 31, 2018. Net of income tax expense of $45.2 million, the Termination Agreement will contribute $49.8 million to net income.

“We are pleased to have successfully negotiated the early termination of our shared-loss agreements with the FDIC,” said Ignacio Alvarez, President and Chief Executive Officer of Popular. “We are now focused on realizing the expected benefits of this transaction, which include lower operating expenses, greater flexibility to manage these assets and simpler financial reporting.”

In June 2012, the Puerto Rico Department of the Treasury and Popular entered into a Tax Closing Agreement (the “Tax Closing Agreement”) to clarify the tax treatment related to the loans acquired in the FDIC Transaction. The Tax Closing Agreement provides that any principal amount collected in excess of the amount paid for such loans will be taxed as a capital gain and that, Popular’s tax liability upon termination of the Shared-Loss Agreements, be calculated based on the “deemed sale” of the underlying loans. Popular expects to recognize an income tax benefit of approximately $111.4 million, composed of an increase in the deferred tax asset balance of $160.3 million due to the increase in tax basis as a result of the “deemed sale”, net of the additional income tax expense of $48.9 million associated with the incremental tax liability at the capital gains rate per the Tax Closing Agreement.

The combined effect of the Termination Agreement and the Tax Closing Agreement is a contribution of $161.2 million to net income.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In Puerto Rico and the U.S. Virgin Islands, Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

CONTACT:
Popular, Inc.
Media Relations:
Teruca Rullán, 917-679-3596 or 787-281-5170
or
Investor Relations:
Brett Scheiner, 212-417-6721